Exhibit 99.1

MoSys Announces 1-for-20 Reverse Stock Split

SAN JOSE, Calif., Aug. 27, 2019 - MoSys, Inc. (NASDAQ: MOSY), a provider of semiconductor solutions that enable fast, intelligent data access for cloud networking, security, test and video systems, today announced that it will effect a 1-for-20 reverse stock split of its outstanding common stock, which will be effective for trading purposes as of the commencement of trading on August 28, 2019.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market (NASDAQ). Trading of the Company’s common stock on NASDAQ will continue, on a post-split basis, with the opening of the markets on August 28, 2019, under the existing trading symbol “MOSY” and under a new CUSIP number, 619718307. The reverse stock split will reduce the number of outstanding shares of the Company’s common stock from approximately 43.5 million shares pre-reverse split to approximately 2.175 million shares post-reverse split.

The number of authorized shares of common stock and the par value per share will remain unchanged. As a result of the reverse stock split, every 20 shares of the Company’s pre-reverse split common stock will be combined and reclassified into one share of common stock. Proportionate voting rights and other rights of common stock holders will not be affected by the reverse stock split. No fractional shares will be issued in connection with the reverse stock split; stockholders who would otherwise hold a fractional share of the Company’s common stock will receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of the common stock on the effective date of the reverse stock split as reported on NASDAQ, by (ii) the number of shares of the common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

All stock options and restricted stock units outstanding and common stock reserved for issuance under the Company’s equity incentive plans and warrants outstanding immediately prior to the reverse stock split will be appropriately adjusted by dividing the number of affected shares of common stock by 20 and, as applicable, multiplying the exercise price by 20, as a result of the reverse stock split.

The Company’s transfer agent, Equiniti Trust Company, is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock for uncertificated shares of common stock. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

Additional information about the reverse stock split can be found in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (SEC) on December 6, 2018, a copy of which is available at www.sec.gov or at the Company’s website at www.mosys.com. Additional information regarding this reverse stock split can be found in the Company’s Form 8-K filed with the SEC on or about August 27, 2019.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a provider of semiconductor solutions that enable fast, intelligent data access for cloud networking, security, test and video systems. More information is available at www.mosys.com.

MoSys is a registered trademark of MoSys, Inc. in the US and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contact:

Jim Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com